UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 18, 2014
(Date of earliest event reported)

FEDERATED NATIONAL HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	0-2500111	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14050 N.W. 14th Street, Suite 180
Sunrise, FL	33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 293-2532

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Federated National Holding Company (the “Company”) today announced a joint venture to form a new Florida-based property and casualty insurance carrier to be named Monarch National Insurance Company (“Monarch”).  The Company’s co-venturers are C.A. Bancorp Inc., a publicly traded Canadian merchant bank, or its majority-owned subsidiary (together, “CAB”), and Transatlantic Reinsurance Company (“TransRe”).  The organization of Monarch is subject to the receipt of regulatory approvals and other customary conditions.

The parties have entered into a Subscription Agreement dated effective as of July 18, 2014 (the “Agreement”), pursuant to which the parties have agreed to organize Monarch Delaware Holdings LLC (“Monarch Parent”), which will become the indirect parent of Monarch following receipt of the approval of the Florida Office of Insurance Regulation (the “Florida OIR”).  Monarch Parent is expected to have an initial equity capitalization of $33 million.  The Company and CAB are each expected to own 42.4% of Monarch Parent’s equity, with capital contributions of $14 million each for voting interests, and TransRe will own the remaining 15.2%, with a capital contribution of $5 million for a non-voting interest.

Upon receipt of all required regulatory approvals from the Florida OIR of the formation of Monarch and the terms of the agreements among the parties, and satisfaction of the other closing conditions, which pursuant to the Agreement must occur not later than December 31, 2014, the parties expect to enter into the following agreements:

•	Monarch will enter into a Managing General Agent and Claims Administration Agreement (the “MGA Agreement”) with Federated National Underwriters, Inc. (“FNU”), a wholly owned subsidiary of the Company, pursuant to which FNU will provide underwriting, accounting, reinsurance placement and claims administration services to Monarch. For its services under the MGA Agreement, FNU will be entitled to receive 4% of Monarch’s total written annual premium, excluding acquisition expenses payable to agents, for FNU’s managing general agent services; 3.6% of Monarch’s total earned annual premium for FNU’s claims administration services; and a per-policy administrative fee of $25 for each policy underwritten for Monarch. The Company will also receive an annual expense reimbursement for accounting and related services.
•	Monarch Parent, Monarch National Holding Company, an intermediate holding company of Monarch (“Monarch Holding”), and/or Monarch will enter into an Investment Management Agreement (the “Investment Agreement”) with CAB or an affiliate of CAB, pursuant to which CAB or its affiliate will manage the Monarch investment portfolio. The management fee, on an annual basis, will be 0.75% of assets under management up to $100 million; 0.50% of assets under management of more than $100 million but less than $200 million; and 0.30% of assets under management of more than $200 million.
•	TransRe will provide $5 million in senior debt to Monarch Holding. The debt will bear interest at 6% per annum, which will be payable annually; will mature in six years; and will be prepayable without penalty.
•	Monarch will enter into a Reinsurance Capacity Right of First Refusal Agreement with TransRe, pursuant to which TransRe will have a right of first refusal for all quota share and excess of loss reinsurance that Monarch deems necessary in its sole discretion for so long as TransRe remains a member of Monarch Parent or the senior debt remains outstanding. Pursuant to this agreement, TransRe will have the right to provide, at market rates and terms, a maximum of 15% of any reinsurance coverage obtained by Monarch in any individual reinsurance contract.

The Limited Liability Company Agreement of Monarch Delaware Holdings LLC to be entered into upon the formation of Monarch Parent (the “LLC Agreement”) will provide that Monarch Parent will be managed by a seven-member Board of Managers, three of whom will be designated by the Company, three of whom will be designated by CAB, and one who will be jointly selected by the Company and CAB.  The LLC Agreement will provide that certain material transactions must be approved by a supermajority of the managers, including a termination or amendment of the MGA Agreement or the Investment Agreement.  The Company will be entitled to receive a termination fee equal to the aggregate fees paid under the MGA Agreement for the 12 calendar months prior to the date of termination, if the MGA Agreement is terminated other than for cause.  The LLC Agreement will also provide the members with certain redemption, tag-along, drag-along and buy-sell rights.

An affiliate of CAB has discretionary authority over certain managed accounts that currently hold in the aggregate shares of the Company’s common stock totaling less than 1% of the Company’s outstanding shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED NATIONAL HOLDING COMPANY

Date: July 21, 2014	By:	/s/ Peter J. Prygelski, III
	Name:	Peter J. Prygelski, III
	Title:	Chief Financial Officer
(Principal Accounting and Financial Officer)